Exhibit 10.8

EMPLOYEE MATTERS AGREEMENT

THIS EMPLOYEE MATTERS AGREEMENT (this “Agreement”) is executed effective as of                  , 2004, by and among GENERAL ELECTRIC COMPANY, a New York corporation (“GE”), GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“GECC”), GEI, Inc., a Delaware corporation (“GEI”), GE FINANCIAL ASSURANCE HOLDINGS, INC., a Delaware corporation (“GEFAHI”), and GENWORTH FINANCIAL, INC., a Delaware corporation (“Genworth”).

Statement of Background Information

WHEREAS, GE, GECC, GEI, GEFAHI and Genworth have entered into a Master Agreement, dated         , 2004 (the “Master Agreement”); and

WHEREAS, it is contemplated by the parties that, for a period of time described herein, commencing on the Closing Date and ending on the Trigger Date, GE will continue to cover or cause to be covered as set forth herein the applicable employees of the Genworth Group in the benefit plans and programs and payroll procedures maintained by the GE Group; and

WHEREAS, it is contemplated by the parties that, for a period of time described herein, Genworth shall, or shall cause one of its Affiliates to, provide compensation and employee benefits to the employees of the Genworth Group as set forth herein; and

WHEREAS, the parties desire to set forth in writing the terms and conditions pursuant to which this Agreement will operate and thereby supplement the provisions of the Master Agreement.

Agreement

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth in the Master Agreement and herein, and other good and valuable consideration, and contingent upon the Closing, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

For the purposes of this Agreement, unless otherwise noted, capitalized terms shall have the respective meanings specified below:

“Affiliate” shall have the meaning ascribed to such term in the Master Agreement.

“Agreement” shall have the meaning ascribed to such term in the preamble hereto, as amended or supplemented from time to time in accordance with the terms hereof.

“Closing” shall have the meaning ascribed to such term in the Master Agreement.

“Closing Date” shall have the meaning ascribed to such term in the Master Agreement.

“COBRA” shall mean the continuation coverage requirements under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, any successor statute thereto and all applicable regulations promulgated thereunder.

“Company” shall mean (i) prior to and on the Closing, each Subsidiary of GE listed on Schedule 2.2(a)(ii)(B) of the Master Agreement and each entity held by GE listed on Schedule 2.2(a)(ii)(C) of the Master Agreement and (ii) immediately after the Closing, each member of the Genworth Group.

“Company Employees” shall have the meaning ascribed to such term in Article III hereof.

“Company Plan Services” shall have the meaning ascribed to such term in Section 6.02 hereof.

“Company Plans” shall mean all “employee benefit plans” as defined in Section 3(3) of ERISA and all other benefit or compensation plans, programs, policies, and arrangements sponsored by the Company and covering the Employees, and shall include, on and following the Closing Date, the Genworth Equity and Long-Term Performance Award Plans described in Section 5.01 hereof.

“Conversion Ratio” shall have the meaning ascribed to such term in Section 5.02(b) hereof.

“Employees” shall have the meaning ascribed to such term in Article III hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, any successor statute thereto and all applicable regulations thereunder.

“Excluded Employee Liabilities” shall have the meaning ascribed to such term in Article II hereof.

“GE” shall have the meaning ascribed to such term in the preamble hereto.

“GE Group” shall have the meaning ascribed to such term in the Master Agreement.

“GE Payroll and Plan Services” shall have the meaning ascribed to such term in Section 6.01 hereof.

“GE Plans” shall mean all “employee benefit plans” as defined in Section 3(3) of ERISA and all other benefit or compensation plans, programs, policies, and arrangements, including workers’ compensation, sponsored by GE or its Affiliate (other than a Company) and of which the Company is a participating employer, but shall not include any Company Plan.

“GE Retirement Plans” shall mean the GE Pension Plan, GES&SP, GE Excess Benefits Plan and GE Supplementary Pension Plan.

“GECC” shall have the meaning ascribed to such term in the preamble hereto.

“GEFAHI” shall have the meaning ascribed to such term in the preamble hereto.

“GEI” shall have the meaning ascribed to such term in the preamble hereto.

“Genworth” shall have the meaning ascribed to such term in the preamble hereto.

“Genworth Business” shall have the meaning ascribed to such term in the Master Agreement.

“Genworth Equity and Long-Term Performance Award Plans” shall have the meaning ascribed to such term in Section 5.01 hereof.

“Genworth 401(k) Plan” shall have the meaning ascribed to such term in Section 7.03(e) hereof.

“Genworth Group” shall have the meaning ascribed to such term in the Master Agreement.

“Genworth Plan” shall have the meaning ascribed to such term in Section 7.03(a) hereof.

“Genworth Plan Services” shall have the meaning ascribed to such term in Section 7.04(c)(ii) hereof.

“GES&SP” shall mean the GE Savings and Security Program.

“International Benefit Transition Date” shall mean, with respect to the International Employees, the Trigger Date, unless another date has been mutually agreed to in writing by GE and Genworth, but shall in no event be later than the date that is six (6) months after the Trigger Date.

“International Employees” shall mean Employees who are assigned to operations outside of the United States.

“International Plan” shall have the meaning ascribed to such term in Section 7.04(b) hereof.

“Law” shall have the meaning ascribed to such term in the Master Agreement.

“Liabilities” shall have the meaning ascribed to such term in the Master Agreement.

“Master Agreement” shall have the meaning set forth in the preamble hereto.

“Person” shall have the meaning ascribed to such term in the Master Agreement.

“Restricted Employees” shall have the meaning ascribed to such term in Section 9.04 hereof.

“Subsidiary” shall have the meaning ascribed to such term in the Master Agreement.

“Term” shall mean the period commencing on the Closing Date and ending on (i) the Trigger Date or (ii) in the case of the International Employees, the International Benefit Transition Date.

“Transferred Employees” shall have the meaning ascribed to such term in Article III hereof.

“Transition Services Agreement” shall have the meaning ascribed to such term in the Master Agreement.

“Trigger Date” shall have the meaning ascribed to such term in the Master Agreement.

“U.S. Employees” shall mean Employees assigned to operations in the United States.

ARTICLE II

ASSUMPTION OF CERTAIN OBLIGATIONS AND LIABILITIES

Effective as of the Closing Date, Genworth shall, or shall cause one of its Affiliates to, assume or retain, as the case may be, any and all Liabilities (contingent or otherwise) relating to, arising out of or resulting from the employment or services, or termination of employment or services, of any Person with respect to the Genworth Business, whenever arising, including, but not limited to, any Liabilities relating to, arising out of or resulting from (i) the Company Plans and (ii) each of the individual employment, termination, retention, severance or other similar contracts or agreements that relates to an Employee (whether or not such Employee is located in the United States); except that, Genworth or, if applicable, its Affiliate (1) shall not assume or retain the Liabilities related to the GE Plans, except to the extent such assumptions, retentions or the obligation to make periodic payments under such plans is described elsewhere in this Agreement, and (2) shall not assume or retain the Liabilities solely attributable to the acts or omissions of the GE Group pertaining to payroll administration and/or payroll systems services provided by or on behalf of the GE Group prior to the Trigger Date (excluding attorney fees and costs respecting pending litigation, unless such fees and costs are attributable solely to payroll administration and/or payroll systems services provided by or on behalf of the GE Group prior to the Trigger Date).  Such exceptions in (1) and (2) are collectively referred to as “Excluded Employee Liabilities”.  For purposes of this Article II, any legal entity whose assets and liabilities are to be transferred to the Genworth Group on the Closing Date shall be deemed excluded from the GE Group.

ARTICLE III

EMPLOYMENT

As of the Closing Date, (i) Genworth shall, or shall cause its applicable Affiliates to, continue to employ as a successor employer all of the employees (including statutory employees) of the Companies (whether or not such employees are located in the United States), including all such employees who have rights of employment on return from any leave or other absence (all such employees hereinafter referred to as “Company Employees”), and (ii) GE shall, or shall cause its applicable Affiliates (other than the Companies) to, transfer all employees not employed by the Companies but assigned to the Genworth Business, including all such employees who have rights of employment on return from any leave or other absence (all such employees hereinafter referred to as “Transferred Employees”) and Genworth shall, or shall cause its applicable Affiliates to, employ as a successor employer the Transferred Employees.  For purposes of this Agreement, (i) all Company Employees, (ii) all Transferred Employees, and (iii) those individuals hired after the Closing Date by the Genworth Business shall collectively be referred to as “Employees.”  As of the Closing Date, Genworth also agrees, or shall cause its applicable Affiliates, to assume the obligations of any works council agreement covering the Employees employed by the Companies outside of the United States.  Notwithstanding the foregoing, any employee who is employed by GEI and assigned to the Genworth Business on or after the Closing Date shall become an Employee on the Trigger Date.

ARTICLE IV

PAYROLL; BENEFITS

Section 4.01.        Payroll.  During the Term, for those Employees who are paid through GE’s or one of its Affiliate’s payroll system immediately prior to the Closing Date, such Employees shall continue to be paid through GE’s or one of its Affiliate’s payroll system.  Those applicable Employees who are hired after the Closing Date by the Genworth Business shall also be paid through GE’s or one of its Affiliate’s payroll system during the Term.  For those Employees with payroll withholding elections (such as those related to income taxes, qualified retirement plans, group health and welfare plans, etc.) in effect immediately prior to the Closing Date, such Employees’ elections shall remain the same during the Term as such elections were as of the Closing Date, except to the extent an Employee elects (in a manner permitted to employees and plan participants generally) to change any such election.

Section 4.02.        GE Plans.  During the Term, for those Employees who are eligible to participate in the GE Plans immediately prior to the Closing Date (or who would become eligible upon meeting certain eligibility requirements or upon satisfaction of any waiting periods under such plans), such Employees shall continue to be eligible to participate in such GE Plans (but excluding any GE Plans providing for cash or other bonus awards, stock options, stock awards, restricted stock, other equity-related awards or long-term performance awards other than the GE Incentive Compensation Plan as described in Article V hereof).  Those applicable Employees who are hired after the Closing Date by the Genworth Business shall also be eligible to participate in the applicable GE Plans during the Term upon meeting certain eligibility requirements or upon satisfaction of any waiting periods under such plans.  GE or its Affiliate, as the case may be, shall continue to be responsible for operating and administering the provisions of the GE Plans.

Section 4.03.        Company Plans.  During the Term, for those Employees who are eligible to participate in the Company Plans immediately prior to the Closing Date (or who would become eligible upon meeting certain eligibility requirements or upon satisfaction of any waiting periods under such plans), such Employees shall continue to be eligible to participate in such Company Plans.  Those applicable Employees who are hired after the Closing Date by the

Genworth Business shall also be eligible to participate in the applicable Company Plans during the Term upon meeting certain eligibility requirements or upon satisfaction of any waiting periods under such plans.  The applicable Company shall continue to be responsible for operating and administering the provisions of the applicable Company Plans with support from GE consistent with past practice.

ARTICLE V

INCENTIVE COMPENSATION

Section 5.01.        Establishment of Genworth Equity and Long-Term Performance Award Plans.  Effective as of the Closing Date, Genworth shall, or shall cause one of its Affiliates to, establish, adopt and maintain a plan or plans for the benefit of selected Employees providing for cash or other bonus awards, stock options, stock awards, restricted stock, other equity-related awards and long-term performance awards (collectively, the “Genworth Equity and Long-Term Performance Award Plans”); provided, however, that such Employees shall continue to participate in the GE Incentive Compensation Plan, and Genworth’s plan providing for annual cash or other bonus awards shall not be effective, until the Trigger Date.  During the Term, GE will cooperate with Genworth to support its operation and administration of the Genworth Equity and Long-Term Performance Award Plans.

Section 5.02.        Existing Arrangements.

(a)           Annual Incentive Compensation.  GE will pay a pro rata bonus attributable to the portion of the calendar year occurring prior to the Trigger Date to eligible Employees who immediately prior to the Trigger Date have participated in the GE Incentive Compensation Plan subject to the terms and practices of such plan.  Genworth shall reimburse GE promptly for any payments of such foregoing amounts upon the receipt of billing(s) for such amounts.

(b)           GE Stock Options, Stock Appreciation Rights and Restricted Stock Units.  Except as provided in Schedule I hereof, all GE stock options that are vested and held by Employees as of the Closing Date will be exercisable in accordance with their terms and the GE 1990 Long-Term Incentive Plan.  All GE stock options that are unvested and held by Employees as of the Closing Date and all GE stock appreciation rights (whether or not vested) held by Employees as of the Closing Date will be cancelled and converted on the Closing Date to a like award of (or denominated in) Genworth common stock based on a ratio equal to the initial offering price of Genworth common stock divided by the weighted-average stock price of GE common stock for the trading day immediately prior to the Closing Date (the “Conversion Ratio”).  All GE restricted stock units held by Employees as of the Closing Date will be cancelled and converted on the Closing Date to Genworth restricted stock units based on the Conversion Ratio.  In all other respects, the converted awards held by Employees will be subject to the same terms and conditions as set forth respectively in the original award grants and, if applicable, the GE 1990 Long-Term Incentive Plan; provided, however, that no such awards shall vest solely as a result of the Trigger Date.

(c)           Long-Term Contingent Performance Incentive Awards.  For purposes of determining eligibility for long-term contingent performance incentive awards granted to

Employees in March 2003 under the GE Long-Term Incentive Plan for the 2003 through 2005 period, employment with the Company shall be treated as employment with GE (or an applicable GE Affiliate).  GE will pay a prorated award, for the 2003 through 2005 period, equal to one-third (1/3) of the payment that otherwise would be paid in the absence of such proration, in 2006, provided the terms and conditions for the payment of such award as set forth in the original grant and the GE 1990 Long-Term Incentive Plan are satisfied.

ARTICLE VI

PAYMENTS

Section 6.01.        GE Payroll and Plan Services.  During the Term, in consideration for the payment of the Employees through GE’s or one of its Affiliate’s payroll system, the participation of the Employees in the GE Plans, and the operation and administration of the GE Plans by GE and its Affiliates for the benefit of current and former Employees pursuant to this Agreement (the “GE Payroll and Plan Services”), Genworth shall pay GE, and reimburse it for, the costs incurred by the GE Group, plus reasonable expenses, associated with such GE Payroll and Plan Services.  All such foregoing amounts under this Section 6.01 will be calculated, billed and paid consistent with the practices and procedures established and uniformly applied to GE businesses; provided, however, (i) GE shall not bill Genworth to the extent any such costs or expenses were previously paid by Genworth (as an Affiliate of GE) prior to the Closing Date and (ii) in no event will Genworth be billed more for the services relating to (A) the participation of the U.S. Employees in the GE Plans and (B) the operation and administration of the GE Plans by GE and its Affiliates for the benefit of current and former U.S. Employees pursuant to this Agreement, than the cost it would have incurred if it had established mirror plans for the U.S. Employees during the Term.

Section 6.02.        Company Plan Services.  During the Term, in consideration for GE’s cooperation in the operation and administration of any Company Plan, including the Genworth Equity and Long-Term Performance Award Plans established pursuant to Section 5.01 hereof, by Genworth and its Affiliates for the benefit of current and former Employees pursuant to this Agreement (the “Company Plan Services”), Genworth shall pay GE, and reimburse it for, the reasonable costs incurred by the GE Group that are associated with such Company Plan Services.  All such foregoing amounts under this Section 6.02 will be calculated, billed and paid consistent with the practices and procedures established for such Company Plans in effect immediately prior to the Closing Date or, in the event of a new service, on a cost liquidation basis; provided, however, GE shall not bill Genworth to the extent any such costs or expenses were previously paid by Genworth (as an Affiliate of GE) prior to the Closing Date.

Section 6.03.        Other Genworth Obligations.  The amounts described in Sections 6.01 and 6.02 above shall be in addition to Genworth’s reimbursement and other obligations under this Agreement, including but not limited to Article VII hereof.

ARTICLE VII

ADDITIONAL GENWORTH COVENANTS

Section 7.01.        Termination of Participation in GE Plans.

(a)           In General.  (i) Except as otherwise specifically provided in this Agreement, effective as of the Trigger Date, all Employees and their dependents will cease any participation in, and any benefit accrual under, each of the GE Plans; provided, that any Employee who as of the Trigger Date has rights of employment on return from any leave or other absence will terminate participation in the GE Plans effective as of the close of business on the day before such Employee returns to active employment with the Company and no further benefits shall accrue under such GE Plans with respect to such Employee or any beneficiary thereof effective as of such return date.

(ii)           Except as otherwise specifically provided in this Agreement, neither Genworth nor any other member of the Genworth Group shall assume any obligations under or Liabilities with respect to, and shall not receive any right or interest in, any of the GE Plans.

(b)           U.S. Retirement Plans.  As of the Trigger Date, Employees shall cease to accrue benefits, if any, under the GE Retirement Plans.  Effective as of the Trigger Date, GE shall take all necessary action, if any, to (i) effect such cessation of participation, and (ii) cause the Employees to be fully vested in any GE Retirement Plan (to the extent not then fully vested), except that with respect to the GE Supplementary Pension Plan, GE shall only be required to vest such Employee if the Employee has had ten (10) years of pension qualified service.  No assets or liabilities with respect to the GE Retirement Plans shall be transferred to Genworth as a result of this Agreement.  GE shall pay, or cause to be paid, directly to the Employees (including their surviving spouses and beneficiaries) any vested retirement benefits to which they are entitled under the GE Retirement Plans when eligible to receive such payments under the terms of such plans.

(c)           U.S. Post-Retirement Welfare Benefits.  GE and its applicable Affiliates shall retain any obligations they may have to provide post-retirement welfare benefits in accordance with the terms of the GE Life, Disability and Medical Plan, as in effect from time to time, to all former Employees of the Genworth Business and their eligible dependents who are currently receiving such benefits as of the Trigger Date.  In addition, GE and its applicable Affiliates shall remain obligated to provide such coverage, consistent with the terms of such plan as in effect from time to time, to all Employees and their eligible dependents who, as of the Trigger Date, are participants in the plan and either (i) have completed twenty-five (25) years of continuous service or pension qualified service with the Company, its Affiliates and their respective predecessors or (ii) have attained at least sixty (60) years of age and have completed at least ten (10) years of continuous service, in either case upon such Employees’ election to participate in the GE Life, Disability and Medical Plan.  Such participation shall be under circumstances and at the applicable contribution levels entitling them to receive such benefits pursuant to the terms of the GE Life, Disability and Medical Plan as in effect from time to time.  Genworth shall reimburse GE promptly for any payments of post-retirement welfare benefits made by GE or its applicable Affiliates to the eligible Employees and their eligible dependents pursuant to such coverage upon the receipt of periodic billings for such amounts.

(d)           U.S. Other Welfare Benefits.  Except as otherwise expressly provided in this Agreement, GE or one of its Affiliates shall retain responsibility under the GE Plans that are welfare benefit plans in which the Employees participate with respect to all amounts that are payable by reason of, or in connection with, any and all welfare benefit claims made by the Employees and their eligible dependents but only to the extent such claims were incurred prior to the Trigger Date.  However, Genworth shall reimburse GE promptly for (i) (A) any payments of welfare benefits made by GE or one of its Affiliates on or after the Trigger Date to eligible Employees and their eligible dependents pursuant to any self-insured GE Plans with respect to claims incurred prior to the Trigger Date or (B) any payments of welfare benefits made by GE or one of its Affiliates on or after the Trigger Date to eligible Employees who are inactive as of the Trigger Date and their eligible dependents pursuant to any self-insured GE Plans with respect to claims incurred the day before such Employees’ return to active employment with the Company, and (ii) any payments of premiums made by GE or one of its Affiliates on behalf of eligible Employees who are inactive as of the Trigger Date and their eligible dependents pursuant to any insured GE Plans with respect to coverage ending the day before such Employees’ return to active employment with the Company, in each case upon the receipt of periodic billings for such amounts. Genworth and its Affiliates shall be otherwise responsible for welfare benefit claims made by the Employees and their eligible dependents to the extent such claims were incurred on or after the Trigger Date.

Section 7.02.        Compensation.  For a period from the Closing Date until at least one year following the Trigger Date (or for such longer period as required by the Laws of any country other than the United States), each Employee shall be entitled to receive while in the employ of the Company at least the same (on an aggregate basis) salary, wages, bonus opportunities and, in the case of an International Employee, other compensation as were provided by the Company, or were otherwise applicable, to such Employee immediately prior to the Closing Date.

Section 7.03.        U.S. Benefits.

(a)           Genworth Plans.  Effective as of the Trigger Date, Genworth shall, or shall cause one of its Affiliates to, establish, adopt and maintain for a period of at least one year following the Trigger Date such employee benefits pursuant to plans, programs, policies and arrangements for the U.S. Employees that provide benefits to such U.S. Employees that are at least substantially comparable in the aggregate to the value of those benefits provided to them pursuant to the GE Plans in effect immediately prior to the Trigger Date (each such plan, program, policy and arrangement, a “Genworth Plan”).  For avoidance of any doubt, no plan of the types described in Section 5.01 hereof shall be taken into account in determining whether the Genworth Plans are substantially comparable in the aggregate.  Notwithstanding any of the foregoing to the contrary, Genworth shall, or shall cause one of its Affiliates to, provide severance benefits to any U.S. Employee who is laid off during the one-year period following the Trigger Date in an amount that is at least equal to the severance benefits that would have been paid to such employee pursuant to the terms of the applicable GE or GECC severance plan as in effect immediately prior to the Trigger Date, to be calculated, however, on the basis of the U.S. Employee’s compensation and continuous service at the time of the layoff.

(b)           Past Service Credit.  All U.S. Employees shall be credited for service with the Company, GE, their respective Affiliates and their respective predecessors on and prior to the Trigger Date under all Genworth Plans and practices in which they become participants for all purposes, but excluding benefits accrual under any defined benefit plan, to the extent such service was credited under the corresponding GE Plan and practices.

(c)           Group Health Plans.  Genworth shall, or shall cause one of its Affiliates to, cause the Genworth Plans to waive any pre-existing conditions limitation and recognize expenses incurred by a U.S. Employee prior to the Trigger Date for purposes of out-of-pocket maximums and deductibles with respect to the calendar year in which the Trigger Date occurs.

(d)           Vacation.  Genworth shall, or shall cause one of its Affiliates to, recognize any unused vacation entitlement of the U.S. Employees as of the Trigger Date, and provide all U.S. Employees such unused vacation entitlement.

(e)           401(k) Plan.  Effective as of the Trigger Date, Genworth shall have in effect a qualified defined contribution plan (the “Genworth 401(k) Plan”) that includes a qualified cash or deferred arrangement within the meaning of section 401(k) of the Code designed to provide benefits as of the Trigger Date to the U.S. Employees participating in the GES&SP immediately prior to the Trigger Date.  Effective as of the Trigger Date, each U.S. Employee who was a participant in the GES&SP shall be entitled to a distribution of his or her respective account balance in accordance with the terms of the GES&SP.  The Genworth 401(k) Plan shall provide for the receipt of such individual rollovers of benefits so distributed from the GES&SP.

(f)            COBRA.  Following the Trigger Date, Genworth shall, or shall cause one of its Affiliates to, provide continuation health care coverage to all U.S. Employees and their qualified beneficiaries who incur or incurred a qualifying event in accordance with COBRA at any time with respect to claims incurred on or after the Trigger Date.

Section 7.04.        International Benefits.

(a)           International Employees.  In the case of the International Employees, Genworth shall, and shall cause its Affiliates to, comply with any applicable foreign Law or practices governing the terms and conditions of their employment or severance of employment.

(b)           Continuation of International Plans.  If an employee benefit plan, program, policy or arrangement is subject to the Laws of a country other than the United States (an “International Plan”) and covers only International Employees, Genworth shall, or shall cause one of its Affiliates to, assume or continue, as the case may be, sponsorship over and assumption of all obligations with respect to such International Plan.  Such International Plan shall be continued on the same terms for such International Employees for a period of at least one year following the Trigger Date or such longer period as may be required under applicable foreign Law or practice.

(c)           Establishment of Mirror International Plans.  (i) If an International Plan sponsored by GE or its Affiliate (other than a Company) covers employees of the GE Group in addition to International Employees, effective as of the International Benefit Transition Date, Genworth shall, or shall cause one of its Affiliates to, establish or maintain for the benefit of such International Employees (and not former International Employees) mirror benefit plans for a period from the International Benefit Transition Date until at least one year following the Trigger Date or such longer period as may be required under applicable foreign Law or practice with provisions that are identical to the highest degree possible to the provisions that are in effect immediately prior to the International Benefit Transition Date under the corresponding International Plan.  All obligations attributable to such International Employees under such International Plans shall be assumed by Genworth and its Affiliates under such mirror plans as of the International Benefit Transition Date.

(ii)           If an International Plan sponsored by Genworth or its Affiliate (other than a member of the GE Group) covers employees of the GE Group in addition to International Employees, effective as of the International Benefit Transition Date, GE shall, or shall cause one of its Affiliates to, establish or maintain benefit plans for the benefit of such current (and not former) employees of the GE Group.  All obligations attributable to such current employees of the GE Group under such International Plans shall be assumed by GE and its Affiliates under such GE benefit plans as of the International Benefit Transition Date.  During the Term, in consideration for participation of the employees of the GE Group in any International Plan sponsored by Genworth or its Affiliate and the operation and administration of such International Plans by Genworth and its Affiliates for the benefit of current and former employees of the GE Group pursuant to this Agreement (the “Genworth Plan Services”), GE shall pay Genworth, and reimburse it for, the costs incurred by the Genworth Group, plus reasonable expenses, associated with such Genworth Plan Services.  All such foregoing amounts under this Section 7.04(c)(ii) will be calculated, billed and paid consistent with the practices and procedures established for such International Plans in effect immediately prior to the Closing Date; provided, however, Genworth shall not bill GE to the extent any such costs or expenses were previously paid by GE (or an Affiliate of GE) prior to the Closing Date.

(d)           Funded International Plan.  To the extent that any International Plan described in Section 7.04(c) above is a funded defined benefit or defined contribution pension plan with assets residing in a trust, GE and Genworth, respectively, shall determine a proportionate amount of the trust assets corresponding to, and not to exceed the liabilities under, such plan that is attributable to the International Employees and current employees of the GE Group, respectively.  Such amount shall be transferred from such trust to the corresponding trust for the pension plan referred to in Section 7.04(c) above as soon as practicable after the International Benefit Transition Date.  The amount to be transferred shall be determined by the plan sponsor subject to mutual agreement by GE and Genworth and, in the case of defined benefit pension plans, shall be based upon generally accepted country- and plan-specific actuarial assumptions and the accrued (but not projected) benefit obligation method.  Notwithstanding the foregoing provisions of this Section 7.04(d), no part of the trust assets of the Canadian General Electric Pension Plan shall be transferred from such plan’s trust fund to the corresponding trust for the mirror pension plan referred to in Section 7.04(c) above, and GE shall retain all obligations attributable to the International Employees under the Canadian General

Electric Pension Plan accrued as of the International Benefit Transition Date applicable to such employees.

(e)           Past Service Credit.  In addition to the other requirements of this Section 7.04, the International Employees shall be credited with service consistent with the principles set forth in Section 7.03(b) above and applicable Law.

Section 7.05.        No Guarantee of Continued Employment.  Neither Genworth nor any of its Affiliates shall be obligated to continue to employ any Employee for any specific period of time, subject to applicable Law.

Section 7.06.        Claims Assistance.  Genworth shall, and shall cause each other Company to, permit Employees to provide such assistance to GE as may be required in respect of claims arising from the employment relationship against GE or its Affiliates, whether asserted or threatened, to the extent that, in GE’s opinion, (a) an Employee has knowledge of relevant facts or issues, or (b) an Employee’s assistance is reasonably necessary in respect of any such claim.

ARTICLE VIII

PERFORMANCE AND COOPERATION

Section 8.01.        Level of Performance.  In performing its obligations under this Agreement, each of GE and Genworth agrees that it and its respective Affiliates, as applicable, shall in good faith exercise the same standard of care as each has used to perform such services for its own account and for its other employees, except as mutually agreed to in writing by GE and Genworth.

Section 8.02.        Delivery of Information; Cooperation Between the Parties.  GE and Genworth shall, and shall cause their respective Affiliates to, provide each other with all such information and materials reasonably necessary to effect GE’s and Genworth’s prompt and complete performance of their duties and obligations under this Agreement and the GE Plans.  The parties agree that they shall cooperate with each other and shall act in such a manner as to promote the prompt and efficient completion of the obligations hereunder.

ARTICLE IX

NON-HIRE; NON-SOLICITATION

Section 9.01.        Non-Hire.

(a)           From the date of this Agreement until the Trigger Date, no member of the Genworth Group will, without the prior written consent of GE, either directly or indirectly, on its own behalf or in the service of or on behalf of others, hire, or attempt to hire, any person employed by any member of the GE Group.

(b)           From the date of this Agreement until the Trigger Date, no member of the GE Group will, without the prior written consent of Genworth, either directly or indirectly, on its own behalf or in the service of or on behalf of others, hire, or attempt to hire, any person employed by the Genworth Group.

Section 9.02.        Non-Solicitation by Genworth Group.

(a)           For a period of one year following the Trigger Date, no member of the Genworth Group will, directly or indirectly, induce or attempt to induce to leave the employ of any member of the GE Group any person who at the time occupies a position:  (i) assigned to the Senior Executive Band, (ii) assigned to the Executive Band and employed in the GE businesses known as Asset Management, GE Capital International Services, Inc., Consumer Finance, or Employers Reinsurance Corporation, or (iii) involved in risk modeling at GE’s Global Research and Development Center, whether or not such employee is a full-time or a temporary employee of the GE Group, and whether or not such employment is pursuant to written agreement.

(b)           For a period of two years following the Trigger Date, no member of the Genworth Group will, directly or indirectly, induce or attempt to induce to leave the employ of any member of the GE Group any person who at the time is serving as an Officer of GE.

Section 9.03.        Non-Solicitation by GE Group.

(a)           For a period of one year following the Trigger Date, no member of the GE Group will, directly or indirectly, induce or attempt to induce to leave the employ of any member of the Genworth Group any person who occupies a position: (i) assigned to the Senior Executive Band, (ii) assigned to the Executive Band, (iii) assigned to the Senior Professional Band and working in the functional areas of sales and marketing, risk management, actuarial services, finance, capital markets — management, product development – management, information technology or the Genworth Leadership Development Program, or (iv) involved in risk modeling, whether or not such employee is a full-time or a temporary employee of the Genworth Group, and whether or not such employment is pursuant to written agreement.

(b)           For two years following the Trigger Date, no member of the GE Group will, directly or indirectly, induce or attempt to induce to leave the employ of any member of the Genworth Group any person who, on the day before the Trigger Date, occupied a GE Officer position.

Section 9.04.        Exceptions.  Notwithstanding the limitations in Sections 9.02 and 9.03 hereof applicable to particular categories of GE and Genworth employees (collectively, the “Restricted Employees”), such limitations will not: (i) prohibit members of the GE Group or the Genworth Group from attempting to hire or hiring any Restricted Employee after the termination of such employee’s employment by a member of the GE Group or the Genworth Group or (ii) prohibit members of the GE Group or Genworth Group from placing public advertisements or conducting any other form of general solicitation that is not specifically targeted towards the Restricted Employees, including, but not limited to, the use of an independent employment agency or search firm whose efforts are not specifically directed at Restricted Employees.

ARTICLE X

MISCELLANEOUS

Section 10.01.      Headings.  The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.02.      Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 10.03.      Assignment; No Third-Party Beneficiaries.  This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties hereto.  This Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.04.      Amendment.  No provision of this Agreement may be amended or modified except by a written instrument signed by all the parties to such agreement.  No waiver by any party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving.  The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

Section 10.05.      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 10.06.      Entire Agreement.  Except as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the parties hereto with respect to the subject matter of this Agreement.

Section 10.07.      Coordination with Master Agreement.  The following articles and sections from the Master Agreement are hereby incorporated by reference as if fully set forth herein:  Section 6.2 (Confidentiality); Section 6.5 (Allocation of Costs and Expenses); Article IX (Dispute Resolution); 10.2 (Governing Law); Section 10.4 (Force Majeure); and Section 10.6 (Notices).

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first above written.

GENERAL ELECTRIC COMPANY

By:
Name:
Title:

GENERAL ELECTRIC CAPITAL CORPORATION

By:
Name:
Title:

GEI, INC.

By:
Name:
Title:

GE FINANCIAL ASSURANCE HOLDINGS, INC.

By:
Name:
Title:

GENWORTH FINANCIAL, INC.

By:
Name:
Title:

Schedule I

SPECIAL EQUITY COMPENSATION ARRANGEMENTS

1.                                       Michael Fraizer’s vested GE stock options will be cancelled and converted on the same basis as unvested GE stock options are cancelled and converted under this Agreement.